June 3, 2004

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Gentlemen:

We have furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 28, 2004, to be filed by our former client, American Realty Investors, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

BDO Seidman, LLP

EXHIBIT 16.1